The information in this preliminary pricing supplement is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. This preliminary pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus are not an offer to sell these securities, nor are they soliciting an offer to buy these securities, in any state where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED FEBRUARY 12, 2019

Citigroup Global Markets Holdings Inc.	February----, 2019 Medium-Term Senior Notes, Series N Pricing Supplement No. 2019-USNCH1986 Filed Pursuant to Rule 424(b)(2) Registration Statement Nos. 333-216372 and 333-216372-01

Market-Linked Notes Linked to the Best Performing of Two Baskets Due February 17, 2022

▪	The notes offered by this pricing supplement are unsecured debt securities issued by Citigroup Global Markets Holdings Inc. and guaranteed by Citigroup Inc. Unlike conventional debt securities, the notes do not pay interest and do not guarantee the full repayment of principal at maturity. Instead, the notes offer a payment at maturity that may be greater than, equal to or less than the stated principal amount, depending on the performance of the best performing of the two baskets specified below.

▪	If the best performing basket appreciates from its initial basket value to its final basket value, the notes offer a payment at maturity that will reflect participation in that appreciation at the upside participation rate specified below. However, if the best performing basket depreciates from its initial basket value to its final basket value, you will incur a loss at maturity equal to that depreciation, subject to a maximum loss of 2% of the stated principal amount. Even if the best performing basket appreciates from its initial basket value to its final basket value so that you do receive a positive return at maturity, there is no assurance that your total return at maturity on the notes will compensate you for the effects of inflation or be as great as the yield you could have achieved on a conventional debt security of ours of comparable maturity. If the best performing basket does not appreciate from its initial basket value to its final basket value, you will not receive any return on your investment in the notes, and you may lose up to 2% of your investment.

▪	To obtain the exposure to the best performing basket that the notes provide, investors must be willing to forgo dividends and distributions on the basket components over the term of the notes. In addition, investors must be willing to accept (i) an investment that may have limited or no liquidity and (ii) the risk of not receiving any amount due under the notes if we and Citigroup Inc. default on our obligations. All payments on the notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc.

KEY TERMS
Issuer:	Citigroup Global Markets Holdings Inc., a wholly owned subsidiary of Citigroup Inc.
Guarantee:	All payments due on the notes are fully and unconditionally guaranteed by Citigroup Inc.
Baskets:	The notes are linked to the best performing of the two baskets described on the next page. Each basket is composed of the same equity indices and bond ETF (which we refer to as the “basket components”) and differ only in the weightings given to the basket components. One basket, which we refer to as the “equity-focused basket”, gives an aggregate weighting of 60% to equity indices and 40% to the bond ETF. The other basket, which we refer to as the “bond-focused basket”, gives an aggregate weighting of 60% to the bond ETF and 40% to equity indices. See the next page for the list of basket components and their respective weightings in each basket.
Stated principal amount:	$1,000 per note
Pricing date:	February 14, 2019
Issue date:	February 20, 2019
Valuation date:	February 14, 2022, subject to postponement if such date is not a scheduled trading day or certain market disruption events occur
Maturity date:	February 17, 2022
Payment at maturity:

For each $1,000 stated principal amount note you hold at maturity, you will receive a payment determined as follows:

• If the final basket value of the best performing basket is greater than its initial basket value:

$1,000 + ($1,000 × the upside participation rate × the basket return of the best performing basket)

• If the final basket value of the best performing basket is less than or equal to its initial basket value:

$1,000 + ($1,000 × the basket return of the best performing basket), subject to the minimum payment at maturity

If the best performing basket depreciates from its initial basket value to its final basket value, you will be exposed to the first 2% of that depreciation and your payment at maturity will be less than the $1,000 stated principal amount per note. You should not invest in the notes unless you are willing and able to bear the risk of losing up to $20 per note.

Best performing basket:	The basket with the highest basket return
Basket return:	For each basket: (final basket value – initial basket value) / initial basket value
Initial basket value:	For each basket: 100
Final basket value:	For each basket: 100 × (1 + the sum of the weighted component returns of the basket components for that basket)
Weighted component return:	For each basket and basket component, the weighting of that basket component in that basket multiplied by the component return of that basket component
Component return:	For each basket component: (final component value – initial component value) / initial component value
Final component value:	For each basket component, the closing value of that basket component on the valuation date
Upside participation rate:	100%
Minimum payment at maturity:	$980 per note (98% of the stated principal amount)
Listing:	The notes will not be listed on any securities exchange
Underwriter:	Citigroup Global Markets Inc. (“CGMI”), an affiliate of the issuer, acting as principal
Underwriting fee and issue price:	Issue price(1)	Underwriting fee(2)	Proceeds to issuer(3)
Per note:	$1,000	$22	$978
Total:	$	$	$

(Key Terms continued on next page)

(1) Citigroup Global Markets Holdings Inc. currently expects that the estimated value of the notes on the pricing date will be at least $925 per note, which will be less than the issue price. The estimated value of the notes is based on CGMI’s proprietary pricing models and our internal funding rate. It is not an indication of actual profit to CGMI or other of our affiliates, nor is it an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you at any time after issuance. See “Valuation of the Notes” in this pricing supplement.

(2) CGMI will receive an underwriting fee of up to $22 for each note sold in this offering. The total underwriting fee and proceeds to issuer in the table above give effect to the actual total underwriting fee. For more information on the distribution of the notes, see “Supplemental Plan of Distribution” in this pricing supplement. In addition to the underwriting fee, CGMI and its affiliates may profit from expected hedging activity related to this offering, even if the value of the notes declines. See “Use of Proceeds and Hedging” in the accompanying prospectus.

(3) The per note proceeds to issuer indicated above represent the minimum per note proceeds to issuer for any note, assuming the maximum per note underwriting fee. As noted above, the underwriting fee is variable.

Investing in the notes involves risks not associated with an investment in conventional debt securities. See “Summary Risk Factors” beginning on page PS-7.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of the notes or determined that this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

You should read this pricing supplement together with the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below.

Product Supplement No. EA-02-07 dated June 15, 2018       Underlying Supplement No. 7 dated July 16, 2018

Prospectus Supplement and Prospectus each dated April 7, 2017

The notes are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.

Citigroup Global Markets Holdings Inc.

KEY TERMS (continued)

Initial component values:	Basket Component	Initial Component Value*
S&P 500® Index
EURO STOXX 50® Index
Hang Seng® Index
	iShares® 20+ Year Treasury Bond ETF	$
* For each basket component, its closing value on the pricing date

CUSIP / ISIN:	17326YB62 / US17326YB628

Additional Information

The terms of the notes are set forth in the accompanying product supplement, prospectus supplement and prospectus, as supplemented by this pricing supplement. The accompanying product supplement, prospectus supplement and prospectus contain important disclosures that are not repeated in this pricing supplement. For example, certain events may occur that could affect your payment at maturity. These events, including market disruption events and other events affecting the basket components, and their consequences are described in the accompanying product supplement in the section “Description of the Securities.” The accompanying underlying supplement contains important disclosures regarding certain of the basket components that are not repeated in this pricing supplement. It is important that you read the accompanying product supplement, underlying supplement, prospectus supplement and prospectus together with this pricing supplement before deciding whether to invest in the notes. Certain terms used but not defined in this pricing supplement are defined in the accompanying product supplement.

The Baskets

Equity-focused basket

Asset Class	Basket Component	Basket Component Weighting	Asset Class Weighting
	S&P 500® Index	20.00%	60%
Equities	EURO STOXX 50® Index	20.00%
	Hang Seng® Index	20.00%
Bond	iShares® 20+ Year Treasury Bond ETF	40.00%	40%

Bond-focused basket

Asset Class	Basket Component	Basket Component Weighting	Asset Class Weighting
Equities	S&P 500® Index	13.33%	40%
	EURO STOXX 50® Index	13.33%
	Hang Seng® Index	13.33%
Bond	iShares® 20+ Year Treasury Bond ETF	60.00%	60%

Citigroup Global Markets Holdings Inc.

Payout Diagram

The diagram below illustrates your payment at maturity for a range of hypothetical basket returns of the best performing basket.

Investors in the notes will not receive any dividends or distributions with respect to the basket components. The examples below do not show any effect of lost dividend or distribution yield over the term of the notes. See “Summary Risk Factors—You will not receive or benefit from dividends or distributions paid with respect to the basket components over the term of the notes” below.

Market-Linked Notes Payment at Maturity Diagram

Citigroup Global Markets Holdings Inc.

Hypothetical Examples

The examples below illustrate how to determine the payment at maturity on the notes, assuming the various hypothetical component returns for the basket components indicated below. The examples are solely for illustrative purposes, show only a limited number of possible outcomes and are not a prediction of what the actual payment at maturity on the notes will be. The actual payment at maturity will depend on the actual component return of each basket component.

Example 1—Upside Scenario. Based on the hypothetical component returns of the basket components indicated below, the basket return of each basket would be calculated as follows.

Equity-focused basket

Basket Component	Weighting	Hypothetical Component Return(1)	Hypothetical Weighted Component Return(2)
S&P 500® Index	20.00%	10%	2.00000%
EURO STOXX 50® Index	20.00%	15%	3.00000%
Hang Seng® Index	20.00%	5%	1.00000%
iShares® 20+ Year Treasury Bond ETF	40.00%	-7%	-2.8000%
Sum of hypothetical weighted component returns:			3.20000%
Final basket value = 100 × (1 + the sum of the weighted component returns of the basket components):			103.20000
Basket return = (final basket value – initial basket value) / initial basket value:			3.20000%

(1)	The component return for each basket component is the percentage change from its initial component value (determined on the pricing date) to its final component value (determined on the valuation date).

(2)	The hypothetical weighted component return for each basket component is equal to its weighting in the basket multiplied by its hypothetical component return.

Bond-focused basket

Basket Component	Weighting	Hypothetical Component Return(1)	Hypothetical Weighted Component Return(2)
S&P 500® Index	13.33%	10%	1.33300%
EURO STOXX 50® Index	13.33%	15%	1.99950%
Hang Seng® Index	13.33%	5%	0.66650%
iShares® 20+ Year Treasury Bond ETF	60.00%	-7%	-4.20000%
Sum of hypothetical weighted component returns:			-0.20100%
Final basket value = 100 × (1 + the sum of the weighted component returns of the basket components):			99.799
Basket return = (final basket value – initial basket value) / initial basket value:			-0.20100%

(1)	The component return for each basket component is the percentage change from its initial component value (determined on the pricing date) to its final component value (determined on the valuation date).

(2)	The hypothetical weighted component return for each basket component is equal to its weighting in the basket multiplied by its hypothetical component return.

In this example, the equity-focused basket is the best performing basket. Since the final basket value of the best performing basket is greater than its initial basket value, the payment at maturity would be calculated as follows:

Citigroup Global Markets Holdings Inc.

Payment at maturity per note          = $1,000 + ($1,000 × the upside participation rate × the basket return of the best performing basket)

=       $1,000 + ($1,000 × 100% × 3.20000%)

=       $1,000 + $32

=       $1,032

In this example, your total return at maturity would equal the appreciation of the best performing basket multiplied by the upside participation rate.

Example 2—Downside Scenario A. Based on the hypothetical component returns of the basket components indicated below, the basket return of each basket would be calculated as follows.

Equity-focused basket

Basket Component	Weighting	Hypothetical Component Return(1)	Hypothetical Weighted Component Return(2)
S&P 500® Index	20.00%	-30%	-6.00000%
EURO STOXX 50® Index	20.00%	-35%	-7.00000%
Hang Seng® Index	20.00%	-15%	-3.00000%
iShares® 20+ Year Treasury Bond ETF	40.00%	15%	6.00000%
Sum of hypothetical weighted component returns:			-10.00000%
Final basket value = 100 × (1 + the sum of the weighted component returns of the basket components):			90.00000
Basket return = (final basket value – initial basket value) / initial basket value:			-10.00000%

(1	The component return for each basket component is the percentage change from its initial component value (determined on the pricing date) to its final component value (determined on the valuation date).

(2)	The hypothetical weighted component return for each basket component is equal to its weighting in the basket multiplied by its hypothetical component return.

Bond-focused basket

Basket Component	Weighting	Hypothetical Component Return(1)	Hypothetical Weighted Component Return(2)
S&P 500® Index	13.33%	-30%	-3.99900%
EURO STOXX 50® Index	13.33%	-35%	-4.66550%
Hang Seng® Index	13.33%	-15%	-1.99950%
iShares® 20+ Year Treasury Bond ETF	60.00%	15%	9.00000%
Sum of hypothetical weighted component returns:			-1.66400%
Final basket value = 100 × (1 + the sum of the weighted component returns of the basket components):			98.33600
Basket return = (final basket value – initial basket value) / initial basket value:			-1.66400%

(1)	The component return for each basket component is the percentage change from its initial component value (determined on the pricing date) to its final component value (determined on the valuation date).

(2)	The hypothetical weighted component return for each basket component is equal to its weighting in the basket multiplied by its hypothetical component return.

In this example, the bond-focused basket is the best performing basket. Since the final basket value of the best performing basket is less than its initial basket value, the payment at maturity would be calculated as follows:

Payment at maturity per note           = $1,000 + ($1,000 × the basket return of the best performing basket), subject to the minimum payment at maturity

=       $1,000 + ($1,000 × -1.66400%), subject to the minimum payment at maturity

=       $1,000 + -$16.64, subject to the minimum payment at maturity

=       $983.36, subject to the minimum payment at maturity

=       $983.36

In this example, because the best performing basket depreciated from its initial basket value to its final basket value, but not by more than 2%, your payment at maturity would reflect 1-to-1 exposure to the negative performance of the best performing basket and you would incur a loss at maturity equal to the depreciation of the best performing basket.

Citigroup Global Markets Holdings Inc.

Example 3—Downside Scenario B. Based on the hypothetical component returns of the basket components indicated below, the basket return of each basket would be calculated as follows.

Equity-focused basket

Basket Component	Weighting	Hypothetical Component Return(1)	Hypothetical Weighted Component Return(2)
S&P 500® Index	20.00%	-60%	-12.00000%
EURO STOXX 50® Index	20.00%	-70%	-14.00000%
Hang Seng® Index	20.00%	-65%	-13.00000%
iShares® 20+ Year Treasury Bond ETF	40.00%	-50%	-20.00000%
Sum of hypothetical weighted component returns:			-59.00000%
Final basket value = 100 × (1 + the sum of the weighted component returns of the basket components):			41.00000
Basket return = (final basket value – initial basket value) / initial basket value:			-59.00000%

(1)	The component return for each basket component is the percentage change from its initial component value (determined on the pricing date) to its final component value (determined on the valuation date).

(2)	The hypothetical weighted component return for each basket component is equal to its weighting in the basket multiplied by its hypothetical component return.

Bond-focused basket

Basket Component	Weighting	Hypothetical Component Return(1)	Hypothetical Weighted Component Return(2)
S&P 500® Index	13.33%	-60%	-7.99800%
EURO STOXX 50® Index	13.33%	-70%	-9.33100%
Hang Seng® Index	13.33%	-65%	-8.66450%
iShares® 20+ Year Treasury Bond ETF	60.00%	-50%	-30.00000%
Sum of hypothetical weighted component returns:			-55.99350%
Final basket value = 100 × (1 + the sum of the weighted component returns of the basket components):			44.00650
Basket return = (final basket value – initial basket value) / initial basket value:			-55.99350%

(1)	The component return for each basket component is the percentage change from its initial component value (determined on the pricing date) to its final component value (determined on the valuation date).

(2)	The hypothetical weighted component return for each basket component is equal to its weighting in the basket multiplied by its hypothetical component return.

In this example, the bond-focused basket is the best performing basket. Since the final basket value of the best performing basket is less than its initial basket value, the payment at maturity would be calculated as follows:

Payment at maturity per note           = $1,000 + ($1,000 × the basket return of the best performing basket), subject to the minimum payment at maturity

=        $1,000 + ($1,000 × -55.99350%), subject to the minimum payment at maturity

=        $1,000 + -$559.94, subject to the minimum payment at maturity

=        $440.06, subject to the minimum payment at maturity

=        $980

In this example, because the best performing basket depreciated from its initial basket value to its final basket value by more than 2%, you would incur a loss at maturity equal to the maximum loss of 2%.

Citigroup Global Markets Holdings Inc.

Summary Risk Factors

An investment in the notes is significantly riskier than an investment in conventional debt securities. The notes are subject to all of the risks associated with an investment in our conventional debt securities (guaranteed by Citigroup Inc.), including the risk that we and Citigroup Inc. may default on our obligations under the notes, and are also subject to risks associated with the basket components. Accordingly, the notes are suitable only for investors who are capable of understanding the complexities and risks of the notes. You should consult your own financial, tax and legal advisors as to the risks of an investment in the notes and the suitability of the notes in light of your particular circumstances.

The following is a summary of certain key risk factors for investors in the notes. You should read this summary together with the more detailed description of risks relating to an investment in the notes contained in the section “Risk Factors Relating to the Securities” beginning on page EA-6 in the accompanying product supplement. You should also carefully read the risk factors included in the accompanying prospectus supplement and in the documents incorporated by reference in the accompanying prospectus, including Citigroup Inc.’s most recent Annual Report on Form 10-K and any subsequent Quarterly Reports on Form 10-Q, which describe risks relating to the business of Citigroup Inc. more generally.

▪	You may not receive any return on your investment in the notes and may lose up to 2% of your investment. You will receive a positive return on your investment in the notes only if the best performing basket appreciates from its initial basket value to its final basket value. If the final basket value of the best performing basket is less than its initial basket value, you will lose 1% of the stated principal amount of the notes for every 1% by which the final basket value is less than its initial basket value, subject to a maximum loss of 2% of your investment. As the notes do not pay any interest, if the best performing basket does not appreciate sufficiently from its initial basket value to its final basket value over the term of the notes or if the best performing basket depreciates from its initial basket value to its final basket value, the overall return on the notes may be less than the amount that would be paid on our conventional debt securities of comparable maturity.

▪	The notes do not pay interest. Unlike conventional debt securities, the notes do not pay interest or any other amounts prior to maturity. You should not invest in the notes if you seek current income during the term of the notes.

▪	Although the notes limit your loss at maturity to 2%, you may nevertheless suffer additional losses on your investment in real value terms if the best performing basket declines or does not appreciate sufficiently from its initial basket value to its final basket value. This is because inflation may cause the real value of the stated principal amount to be less at maturity than it is at the time you invest, and because an investment in the notes represents a forgone opportunity to invest in an alternative asset that does generate a positive real return. This potential loss in real value terms is significant given the term of the notes. You should carefully consider whether an investment that may not provide for any return on your investment, or may provide a return that is lower than the return on alternative investments, is appropriate for you.

▪	You will not receive or benefit from dividends or distributions paid with respect to the basket components over the term of the notes. As an investor in the notes, you will not receive any dividends or distributions paid with respect to the basket components. Moreover, the values of the basket components used to measure their performance for purposes of determining your payment at maturity will not reflect the receipt or reinvestment of dividends or distributions. Dividend or distribution yields on the basket components that are equity indices or a bond ETF would be expected to represent a significant portion of the overall return on a direct investment in those basket components, but will not be reflected in the performance of the basket components as measured for purposes of the notes, except to the extent that dividends and distributions reduce the values of the basket components.

The magnitude of this lost dividend or distribution yield may be particularly significant in the case of the iShares® 20+ Year Treasury Bond ETF. For the iShares® 20+ Year Treasury Bond ETF, distributions of interest payments on the bonds held by the ETF would be expected to make up a significant portion of the overall yield on a direct investment in the ETF. The performance of the iShares® 20+ Year Treasury Bond ETF measured for purposes of the notes will not reflect distributions of interest payments on the bonds held by the iShares® 20+ Year Treasury Bond ETF and, therefore, will not reflect the interest component of the yield on the iShares® 20+ Year Treasury Bond ETF. The notes will reflect only that portion of the yield on the iShares® 20+ Year Treasury Bond ETF that is attributable to changes in the values of the bonds held by the iShares® 20+ Year Treasury Bond ETF.

As a result of this lost dividend and distribution yield, the performance of the basket components as measured for purposes of the notes may be significantly less than the return that a direct investor in the basket components would realize. This is an important trade-off that investors in the notes must be willing to make in exchange for the exposure to the best performing basket that the notes offer.

▪	The best performing basket may have poor performance and may not significantly outperform the worst performing basket. Although the payment at maturity on the notes will be based on the performance of the best performing basket, that basket may nevertheless have poor performance. Both baskets may experience significant declines, and the fact that the notes are linked to the best performing basket does not mean that you will not incur losses. Moreover, the best performing basket may not significantly outperform the worst performing basket. The more highly correlated the basket components, the more similar the performances of the baskets are likely to be. There is no assurance that having exposure to the best performing basket will provide a meaningful benefit relative to having exposure to only one basket or the other.

Citigroup Global Markets Holdings Inc.

▪	Your payment at maturity depends on the closing values of the basket components on a single day. Because your payment at maturity depends on the closing values of the basket components solely on the valuation date, you are subject to the risk that the closing values on that day may be lower, and possibly significantly lower, than on one or more other dates during the term of the notes. If you had invested directly in the basket components or in another instrument linked to the basket components that you could sell for full value at a time selected by you, or if the payment at maturity were based on an average of the closing values of the basket components throughout the term of the notes, you might have achieved better returns.

▪	The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. If we default on our obligations under the notes and Citigroup Inc. defaults on its guarantee obligations, you may not receive anything owed to you under the notes.

▪	An investment in the notes is not a diversified investment. The fact that the notes are linked to the best performing of two baskets does not mean that the notes represent a diversified investment. The notes are subject to the credit risk of Citigroup Global Markets Holdings Inc. and Citigroup Inc. No amount of diversification that may be represented by the basket components will offset the risk that we may default on our obligations and Citigroup Inc. may default on its guarantee obligations under the terms of the notes.

▪	The basket components may offset each other. The performances of the basket components may not be correlated with each other. If some basket components appreciate and others depreciate, the appreciation of the appreciating basket components may be moderated, wholly offset or more than offset by lesser appreciation or by depreciation in the value of the other basket components. The overall performance of either basket may therefore be less than it would have been had it included only a subset of the basket components. Because the basket components represent different asset classes, there is a significant risk that at least some basket components will perform poorly, dragging down overall basket performance even if other basket components perform well.

▪	The basket components may be highly correlated in decline. The performances of the basket components may become highly correlated during periods of declining prices. This may occur because of events that have broad effects on markets generally or on the markets that the basket components track. If the basket components become correlated in decline, the depreciation of some basket components will not be offset by the performance of the other basket components and, in fact, each basket component may contribute to an overall decline from the initial basket value of a basket to its final basket value.

▪	The allocations within the baskets may not be optimal. Each basket represents a particular allocation to the equity and bond asset classes and to particular basket components within each of those asset classes. These allocations may not be optimal allocations, and the particular basket components included in the baskets and their respective weightings may not be representative of the asset classes to which they belong. Moreover, there are many asset classes that are not represented in the baskets. If the baskets had different asset class allocations or weightings within asset classes or included different asset classes or underlyings within asset classes, the notes might have achieved significantly better returns. Our offering of the notes is not a recommendation of these allocations or asset classes. You should make your own independent determination about whether to obtain the exposure to the baskets that the notes offer.

▪	The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity. The notes will not be listed on any securities exchange. Therefore, there may be little or no secondary market for the notes. CGMI currently intends to make a secondary market in relation to the notes and to provide an indicative bid price for the notes on a daily basis. Any indicative bid price for the notes provided by CGMI will be determined in CGMI’s sole discretion, taking into account prevailing market conditions and other relevant factors, and will not be a representation by CGMI that the notes can be sold at that price, or at all. CGMI may suspend or terminate making a market and providing indicative bid prices without notice, at any time and for any reason. If CGMI suspends or terminates making a market, there may be no secondary market at all for the notes because it is likely that CGMI will be the only broker-dealer that is willing to buy your notes prior to maturity. Accordingly, an investor must be prepared to hold the notes until maturity.

▪	The estimated value of the notes on the pricing date, based on CGMI’s proprietary pricing models and our internal funding rate, will be less than the issue price. The difference is attributable to certain costs associated with selling, structuring and hedging the notes that are included in the issue price. These costs include (i) any selling concessions paid in connection with the offering of the notes, (ii) hedging and other costs incurred by us and our affiliates in connection with the offering of the notes and (iii) the expected profit (which may be more or less than actual profit) to CGMI or other of our affiliates in connection with hedging our obligations under the notes. These costs adversely affect the economic terms of the notes because, if they were lower, the economic terms of the notes would be more favorable to you. The economic terms of the notes are also likely to be adversely affected by the use of our internal funding rate, rather than our secondary market rate, to price the notes. See “The estimated value of the notes would be lower if it were calculated based on our secondary market rate” below.

▪	The estimated value of the notes was determined for us by our affiliate using proprietary pricing models. CGMI derived the estimated value disclosed on the cover page of this pricing supplement from its proprietary pricing models. In doing so, it may have made discretionary judgments about the inputs to its models, such as the volatility of and correlation among the basket components, dividend and distribution yields with respect to the basket components and interest rates. CGMI’s views on these inputs may differ from your or others’ views, and as an underwriter in this offering, CGMI’s interests may conflict with yours. Both the models and the inputs to the models may prove to be wrong and therefore not an accurate reflection of the value of the notes.

Citigroup Global Markets Holdings Inc.

Moreover, the estimated value of the notes set forth on the cover page of this pricing supplement may differ from the value that we or our affiliates may determine for the notes for other purposes, including for accounting purposes. You should not invest in the notes because of the estimated value of the notes. Instead, you should be willing to hold the notes to maturity irrespective of the initial estimated value.

▪	The estimated value of the notes would be lower if it were calculated based on our secondary market rate. The estimated value of the notes included in this pricing supplement is calculated based on our internal funding rate, which is the rate at which we are willing to borrow funds through the issuance of the notes. Our internal funding rate is generally lower than our secondary market rate, which is the rate that CGMI will use in determining the value of the notes for purposes of any purchases of the notes from you in the secondary market. If the estimated value included in this pricing supplement were based on our secondary market rate, rather than our internal funding rate, it would likely be lower. We determine our internal funding rate based on factors such as the costs associated with the notes, which are generally higher than the costs associated with conventional debt securities, and our liquidity needs and preferences. Our internal funding rate is not an interest rate that is payable on the notes.

Because there is not an active market for traded instruments referencing our outstanding debt obligations, CGMI determines our secondary market rate based on the market price of traded instruments referencing the debt obligations of Citigroup Inc., our parent company and the guarantor of all payments due on the notes, but subject to adjustments that CGMI makes in its sole discretion. As a result, our secondary market rate is not a market-determined measure of our creditworthiness, but rather reflects the market’s perception of our parent company’s creditworthiness as adjusted for discretionary factors such as CGMI’s preferences with respect to purchasing the notes prior to maturity.

▪	The estimated value of the notes is not an indication of the price, if any, at which CGMI or any other person may be willing to buy the notes from you in the secondary market. Any such secondary market price will fluctuate over the term of the notes based on the market and other factors described in the next risk factor. Moreover, unlike the estimated value included in this pricing supplement, any value of the notes determined for purposes of a secondary market transaction will be based on our secondary market rate, which will likely result in a lower value for the notes than if our internal funding rate were used. In addition, any secondary market price for the notes will be reduced by a bid-ask spread, which may vary depending on the aggregate stated principal amount of the notes to be purchased in the secondary market transaction, and the expected cost of unwinding related hedging transactions. As a result, it is likely that any secondary market price for the notes will be less than the issue price.

▪	The value of the notes prior to maturity will fluctuate based on many unpredictable factors. The value of your notes prior to maturity will fluctuate based on the closing values of the basket components, the volatility of and correlation between the closing values of the basket components, the dividend and distribution yields on the basket components, interest rates generally, the time remaining to maturity and our and Citigroup Inc.’s creditworthiness, as reflected in our secondary market rate, among other factors described under “Risk Factors Relating to the Notes—Risk Factors Relating to All Notes—The value of your notes prior to maturity will fluctuate based on many unpredictable factors” in the accompanying product supplement. Changes in the closing values of the basket components may not result in a comparable change in the value of your notes. You should understand that the value of your notes at any time prior to maturity may be significantly less than the issue price.

▪	Immediately following issuance, any secondary market bid price provided by CGMI, and the value that will be indicated on any brokerage account statements prepared by CGMI or its affiliates, will reflect a temporary upward adjustment. The amount of this temporary upward adjustment will steadily decline to zero over the temporary adjustment period. See “Valuation of the Notes” in this pricing supplement.

▪	The iShares® 20+ Year Treasury Bond ETF is subject to significant risks, including interest rate-related and credit-related risks. Each basket will include a significant allocation to the iShares® 20+ Year Treasury Bond ETF that invests in U.S. dollar-denominated fixed-income securities. The performance of the iShares® 20+ Year Treasury Bond ETF will only reflect changes in the market prices of the bonds held by the bond ETF and will not reflect interest payments on the bonds. As a result, the performance of the iShares® 20+ Year Treasury Bond ETF that is measured for purposes of the notes will be less, and perhaps significantly less, than the return that would be realized by a direct investor in the iShares® 20+ Year Treasury Bond ETF. The market price prices of the bonds held by the iShares® 20+ Year Treasury Bond ETF are volatile and significantly influenced by a number of factors, particularly the yield on the bonds as compared to current market interest rates and the actual or perceived credit quality of the issuer of the bonds.

In general, the value of bonds is significantly affected by changes in current market interest rates. As interest rates rise, the prices of bonds, including those held by the iShares® 20+ Year Treasury Bond ETF, are likely to decrease. Securities with longer durations tend to be more sensitive to interest rate changes, usually making them more volatile than securities with shorter durations. The iShares® 20+ Year Treasury Bond ETF holds U.S. Treasury securities with a remaining maturity of more than 20 years and as a result will be particularly sensitive to interest rate changes. As a result, rising interest rates may cause the value of the bonds held by the iShares® 20+ Year Treasury Bond ETF to decline, possibly significantly.

Interest rates are subject to volatility due to a variety of factors, including:

•	sentiment regarding underlying strength in the U.S. economy and global economies;

•	expectations regarding the level of price inflation;

Citigroup Global Markets Holdings Inc.

•	sentiment regarding credit quality in the U.S. and global credit markets;

•	central bank policies regarding interest rates; and

•	the performance of U.S. and foreign capital markets.

▪	The EURO STOXX 50® Index and the Hang Seng® Index subject to risks associated with non-U.S. equity markets. Investments linked to the value of non-U.S. stocks involve risks associated with the securities markets in those countries, including risks of volatility in those markets, governmental intervention in those markets and cross-shareholdings in companies in certain countries. Also, there is generally less publicly available information about companies in some of these jurisdictions than about U.S. companies that are subject to the reporting requirements of the SEC. Further, non-U.S. companies are generally subject to accounting, auditing and financial reporting standards and requirements and securities trading rules that are different from those applicable to U.S. reporting companies. The prices of securities in foreign markets may be affected by political, economic, financial and social factors in those countries, or global regions, including changes in government, economic and fiscal policies and currency exchange laws. Moreover, the economies in such countries may differ favorably or unfavorably from the economy of the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources and self-sufficiency.

▪	The performance of the EURO STOXX 50® Index and the Hang Seng® Index will not be adjusted for changes in the exchange rate between the euro and the U.S. dollar. The EURO STOXX 50® Index is composed of stocks traded in euro and the Hang Seng® Index is composed of stocks traded in Hong Kong dollars. The value of each of these foreign currencies may be subject to a high degree of fluctuation relative to the U.S. dollar. However, the performance of the EURO STOXX 50® Index, the Hang Seng® Index and the value of your notes will not be adjusted for exchange rate fluctuations. If the euro and/or Hong Kong dollar appreciate relative to the U.S. dollar over the term of the notes, your return on the notes will underperform an alternative investment that offers exposure to that appreciation in addition to the changes in the returns of the EURO STOXX 50® Index and the Hang Seng® Index.

▪	The Hang Seng® Index exposes investors to risks associated with emerging markets equity securities. The securities composing the Hang Seng® Index have been issued by companies in an emerging market. Countries with emerging markets may have relatively unstable governments, present the risks of nationalization of businesses, have restrictions on foreign ownership and prohibitions on the repatriation of assets and have less protection of property rights than more developed countries. The economies of countries with emerging markets may be based on only a few industries, be highly vulnerable to changes in local or global trade conditions and suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times.

▪	Our offering of the notes is not a recommendation of the basket components. The fact that we are offering the notes does not mean that we believe that investing in an instrument linked to the basket components is likely to achieve favorable returns. In fact, as we are part of a global financial institution, our affiliates may have positions (including short positions) in the basket components or in instruments related to the basket components, and may publish research or express opinions, that in each case are inconsistent with an investment linked to the basket components. These and other activities of our affiliates may affect the closing values of the basket components in a way that negatively affects the value of and your return on the notes.

▪	The closing values of the basket components may be adversely affected by our or our affiliates’ hedging and other trading activities. We expect to hedge our obligations under the notes through CGMI or other of our affiliates, who may take positions in the basket components or in financial instruments related to the basket components and may adjust such positions during the term of the notes. Our affiliates also take positions in the basket components or in financial instruments related to the basket components on a regular basis (taking long or short positions or both), for their accounts, for other accounts under their management or to facilitate transactions on behalf of customers. These activities could affect the closing values of the basket components in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines.

▪	We and our affiliates may have economic interests that are adverse to yours as a result of our affiliates’ business activities. Our affiliates engage in business activities with a wide range of companies. These activities include extending loans, making and facilitating investments, underwriting securities offerings and providing advisory services. These activities could involve or affect the basket components in a way that negatively affects the value of and your return on the notes. They could also result in substantial returns for us or our affiliates while the value of the notes declines. In addition, in the course of this business, we or our affiliates may acquire non-public information, which will not be disclosed to you.

▪	The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes. If certain events occur during the term of the notes, such as market disruption events and other events with respect to the basket components, CGMI, as calculation agent, will be required to make discretionary judgments that could significantly affect your return on the notes. In making these judgments, the calculation agent’s interests as an affiliate of ours could be adverse to your interests as a holder of the notes. See “Risks Relating to the Notes—Risks Relating to All Notes—The calculation agent, which is an affiliate of ours, will make important determinations with respect to the notes” in the accompanying product supplement.

Citigroup Global Markets Holdings Inc.

▪	In the case of a basket component that is an underlying ETF, even if the ETF pays a dividend that it identifies as special or extraordinary, no adjustment will be required under the notes for that dividend unless it meets the criteria specified in the accompanying product supplement. In general, an adjustment will not be made under the terms of the notes for any cash dividend paid by a basket component that is an underlying ETF unless the amount of the dividend per share, together with any other dividends paid in the same quarter, exceeds the dividend paid per share in the most recent quarter by an amount equal to at least 10% of the closing value of the ETF on the date of declaration of the dividend. Any dividend will reduce the closing value of the ETF by the amount of the dividend per share. If a basket component that is an underlying ETF pays any dividend for which an adjustment is not made under the terms of the notes, holders of the notes will be adversely affected. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF—Dilution and Reorganization Adjustments—Certain Extraordinary Cash Dividends” in the accompanying product supplement.

▪	In the case of a basket component that is an underlying ETF, the notes will not be adjusted for all events that may have a dilutive effect on or otherwise adversely affect the closing value of the ETF. For example, we will not make any adjustment for ordinary dividends or extraordinary dividends that do not meet the criteria described above, partial tender offers or additional underlying share issuances. Moreover, the adjustments we do make may not fully offset the dilutive or adverse effect of the particular event. Investors in the notes may be adversely affected by such an event in a circumstance in which a direct holder of the underlying shares of the ETF would not.

▪	In the case of a basket component that is an underlying ETF, the notes may become linked to an ETF other than the original ETF upon the occurrence of a reorganization event or upon the delisting of the underlying shares of the ETF. For example, if the ETF enters into a merger agreement that provides for holders of its underlying shares to receive shares of another entity and such shares are marketable securities, the closing value of the ETF following consummation of the merger will be based on the value of such other shares. Additionally, if the underlying shares of the ETF are delisted, the calculation agent may select a successor underlying ETF. See “Description of the Securities—Certain Additional Terms for Securities Linked to an Underlying Company or an Underlying ETF” in the accompanying product supplement.

▪	In the case of a basket component that is an underlying ETF, the value and performance of the underlying shares of the ETF may not completely track the performance of the underlying index that the ETF seeks to track or the net asset value per share of the ETF. In the case of a basket component that is an underlying ETF, the ETF does not fully replicate the underlying index that it seeks to track and may hold securities different from those included in its underlying index. In addition, the performance of the ETF will reflect additional transaction costs and fees that are not included in the calculation of its underlying index. All of these factors may lead to a lack of correlation between the performance of the ETF and its underlying index. In addition, corporate actions with respect to the securities held by the ETF (such as mergers and spin-offs) may impact the variance between the performance of the ETF and its underlying index. Finally, because the underlying shares of the ETF are traded on an exchange and are subject to market supply and investor demand, the closing value of the ETF may differ from the net asset value per share of the ETF.

During periods of market volatility, securities included in the iShares® 20+ Year Treasury Bond ETF’s underlying index may be unavailable in the secondary market, market participants may be unable to calculate accurately the net asset value per share of the ETF and the liquidity of the iShares® 20+ Year Treasury Bond ETF may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares of the iShares® 20+ Year Treasury Bond ETF. Further, market volatility may adversely affect, sometimes materially, the price at which market participants are willing to buy and sell the underlying shares of the iShares® 20+ Year Treasury Bond ETF. As a result, under these circumstances, the closing value of the iShares® 20+ Year Treasury Bond ETF may vary substantially from the net asset value per share of the ETF. For all of the foregoing reasons, the performance of the iShares® 20+ Year Treasury Bond ETF may not correlate with the performance of its underlying index and/or its net asset value per share, which could materially and adversely affect the value of the notes and/or reduce your return on the notes.

▪	Changes that affect the basket components may affect the value of your notes. The sponsors of the basket components may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the basket components. We are not affiliated with the sponsor of any basket component and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the basket components and the value of and your return on the notes.

▪	Changes that affect the basket components may affect the value of your notes. The sponsors of the basket components may at any time make methodological changes or other changes in the manner in which they operate that could affect the values of the basket components. We are not affiliated with the sponsor of any basket component and, accordingly, we have no control over any changes such sponsor may make. Such changes could adversely affect the performance of the basket components and the value of and your return on the notes.

Citigroup Global Markets Holdings Inc.

Hypothetical Historical Information About the Baskets

Because the baskets exist solely for purposes of the notes, historical information on the performance of the baskets does not exist for dates prior to the pricing date. The graphs below set forth the hypothetical historical daily value of each basket for the period from January 2, 2014 to February 8, 2019, assuming that the baskets were created on January 2, 2014 with the same basket components and corresponding weightings and with initial basket values of 100 on that date. The hypothetical historical performance of the baskets is based on the actual closing values of the basket components on the applicable dates. We obtained these closing values from Bloomberg L.P., without independent verification. Any historical trend in the levels of the baskets during the period shown below is not an indication of the performance of the baskets during the term of the notes.

Hypothetical Historical Performance of Equity-Focused Basket January 2, 2014 to February 8, 2019

Hypothetical Historical Performance of Bond-Focused Basket January 2, 2014 to February 8, 2019

Citigroup Global Markets Holdings Inc.

Information About the Basket Components

S&P 500® Index

The S&P 500® Index consists of common stocks of 500 issuers selected to provide a performance benchmark for the large capitalization segment of the U.S. equity markets. It is calculated and maintained by S&P Dow Jones Indices LLC.

Please refer to the section “Equity Index Descriptions—The S&P U.S. Indices—The S&P 500® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the S&P 500® Index from publicly available information and have not independently verified any information regarding the S&P 500® Index. This pricing supplement relates only to the notes and not to the S&P 500® Index. We make no representation as to the performance of the S&P 500® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the S&P 500® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the S&P 500® Index on February 8, 2019 was 2,707.88.

The graph below shows the closing value of the S&P 500® Index for each day such value was available from January 2, 2014 to February 8, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical performance of the S&P 500® Index as an indication of future performance.

S&P 500® Index – Historical Closing Values January 2, 2014 to February 8, 2019

Citigroup Global Markets Holdings Inc.

EURO STOXX 50® Index

The EURO STOXX 50® Index is composed of 50 component stocks of market sector leaders from within the 19 EURO STOXX® Supersector indices, which represent the Eurozone portion of the STOXX Europe 600® Supersector indices. The STOXX Europe 600® Supersector indices contain the 600 largest stocks traded on the major exchanges of 18 European countries. The EURO STOXX 50® Index is calculated and maintained by STOXX Limited.

Please refer to the section “Equity Index Descriptions—The EURO STOXX 50® Index” in the accompanying underlying supplement for additional information.

We have derived all information regarding the EURO STOXX 50® Index from publicly available information and have not independently verified any information regarding the EURO STOXX 50® Index. This pricing supplement relates only to the notes and not to the EURO STOXX 50® Index. We make no representation as to the performance of the EURO STOXX 50® Index over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the EURO STOXX 50® Index is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the EURO STOXX 50® Index on February 8, 2019 was 3,135.62.

The graph below shows the closing value of the EURO STOXX 50® Index for each day such value was available from January 2, 2014 to February 8, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical performance of the EURO STOXX 50® Index as an indication of future performance.

EURO STOXX 50® Index – Historical Closing Values January 2, 2014 to February 8, 2019

Citigroup Global Markets Holdings Inc.

Hang Seng® Index

The Hang Seng® Index is a free-float adjusted market capitalization weighted stock market index and measures the performance of the largest and most liquid companies listed in Hong Kong. The constituent stocks are grouped under finance, utilities, properties and commerce and industry sub-indexes. The Hang Seng® Index includes no more than 50 constituent stocks. It is calculated and maintained by Hang Seng Indexes Company Limited. The Hang Seng® Index is reported by Bloomberg L.P. under the ticker symbol “HSI.”

“Hang Seng Indexes Company Limited” and “Hang Seng®” are trademarks of Hang Seng Bank and have been licensed for use by Citigroup Inc. and its affiliates. For more information, see “Equity Index Descriptions—Hang Seng® Index—Disclaimers related to the Hang Seng Indexes Company Limited” in the accompanying underlying supplement.

Please refer to the sections “Risk Factors” and “Equity Index Descriptions— Hang Seng® Index” in the accompanying underlying supplement for important disclosures regarding the Hang Seng® Index, including certain risks that are associated with an investment linked to the Hang Seng® Index.

Historical Information

The closing value of the Hang Seng® Index on February 8, 2019 was 27,946.32.

The graph below shows the closing value of the Hang Seng® Index for each day such value was available from January 2, 2014 to February 8, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical performance of the Hang Seng® Index as an indication of future performance.

Hang Seng® Index – Historical Closing Values January 2, 2014 to February 8, 2019

Citigroup Global Markets Holdings Inc.

iShares® 20+ Year Treasury Bond ETF

The iShares® 20+ Year Treasury Bond ETF is an exchange-traded fund that seeks to track the investment results, before fees and expenses, of an index composed of U.S. Treasury bonds with remaining maturities greater than twenty years. On March 31, 2016, the iShares® 20+ Year Treasury Bond ETF ceased tracking the Barclays U.S. 20+ Year Treasury Bond Index and began tracking the ICE U.S. Treasury 20+ Year Bond Index. The ICE 20+ Year Index measures the performance of the U.S. dollar-denominated, fixed-rate U.S. Treasury market that has a remaining maturity of greater than twenty years.

The iShares® 20+ Year Treasury Bond ETF is an investment portfolio of iShares® Trust and is maintained and managed by iShares® Trust and BlackRock Fund Advisors. Information provided to or filed with the SEC by iShares®, Inc. pursuant to the Securities Act of 1933, as amended, and the Investment Company Act of 1940, as amended, can be located by reference to SEC file numbers 033-97598 and 811-09102, respectively, through the SEC’s website at http://www.sec.gov. In addition, information may be obtained from other sources including, but not limited to, press releases, newspaper articles and other publicly disseminated documents. The underlying shares of the iShares® 20+ Year Treasury Bond ETF trade on The NASDAQ Stock Market under the ticker symbol “TLT.”

We have derived all information regarding the iShares® 20+ Year Treasury Bond ETF from publicly available information and have not independently verified any information regarding the iShares® 20+ Year Treasury Bond ETF. This pricing supplement relates only to the notes and not to the iShares® 20+ Year Treasury Bond ETF. We make no representation as to the performance of the iShares® 20+ Year Treasury Bond ETF over the term of the notes.

The notes represent obligations of Citigroup Global Markets Holdings Inc. (guaranteed by Citigroup Inc.) only. The sponsor of the iShares® 20+ Year Treasury Bond ETF is not involved in any way in this offering and has no obligation relating to the notes or to holders of the notes.

Historical Information

The closing value of the iShares® 20+ Year Treasury Bond ETF on February 8, 2019 was $122.35.

The graph below shows the closing value of the iShares® 20+ Year Treasury Bond ETF for each day such value was available from January 2, 2014 to February 8, 2019. We obtained the closing values from Bloomberg L.P., without independent verification. You should not take the historical performance of the iShares® 20+ Year Treasury Bond ETF as an indication of future performance.

iShares® 20+ Year Treasury Bond ETF – Historical Closing Values January 2, 2014 to February 8, 2019

Citigroup Global Markets Holdings Inc.

United States Federal Tax Considerations

Prospective investors should note that, other than the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code,” the section entitled “United States Federal Tax Considerations” in the accompanying product supplement does not apply to the notes issued under this pricing supplement and is superseded by the following discussion.

In the opinion of our counsel, Davis Polk & Wardwell LLP, the notes should be treated as “contingent payment debt instruments” for U.S. federal income tax purposes, as described in the section of the accompanying prospectus supplement called “United States Federal Tax Considerations—Tax Consequences to U.S. Holders—Notes Treated as Contingent Payment Debt Instruments,” and the remaining discussion is based on this treatment. The discussion herein does not address the consequences to taxpayers subject to special tax accounting rules under Section 451(b) of the Internal Revenue Code of 1986, as amended (the “Code”).

If you are a U.S. Holder (as defined in the accompanying prospectus supplement), you will be required to recognize interest income during the term of the notes at the “comparable yield,” which generally is the yield at which we could issue a fixed-rate debt instrument with terms similar to those of the notes, including the level of subordination, term, timing of payments and general market conditions, but excluding any adjustments for the riskiness of the contingencies or the liquidity of the notes. We are required to construct a “projected payment schedule” in respect of the notes representing a payment the amount and timing of which would produce a yield to maturity on the notes equal to the comparable yield. Assuming you hold the notes until their maturity, the amount of interest you include in income based on the comparable yield in the taxable year in which the notes mature will be adjusted upward or downward to reflect the difference, if any, between the actual and projected payment on the notes at maturity as determined under the projected payment schedule.

Upon the sale, exchange or retirement of the notes prior to maturity, you generally will recognize gain or loss equal to the difference between the proceeds received and your adjusted tax basis in the notes. Your adjusted tax basis will equal your purchase price for the notes, increased by interest previously included in income on the notes. Any gain generally will be treated as ordinary income, and any loss generally will be treated as ordinary loss to the extent of prior interest inclusions on the note and as capital loss thereafter.

We have determined that the comparable yield for a note is a rate of     %, compounded semi-annually, and that the projected payment schedule with respect to a note consists of a single payment of $      at maturity.

Neither the comparable yield nor the projected payment schedule constitutes a representation by us regarding the actual amount that we will pay on the notes.

Non-U.S. Holders. Subject to the discussions below regarding Section 871(m) and in “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” and “—FATCA” in the accompanying prospectus supplement, if you are a Non-U.S. Holder (as defined in the accompanying prospectus supplement) of the notes, under current law you generally will not be subject to U.S. federal withholding or income tax in respect of any payment on or any amount received on the sale, exchange or retirement of the notes, provided that (i) income in respect of the notes is not effectively connected with your conduct of a trade or business in the United States, and (ii) you comply with the applicable certification requirements. See “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders” in the accompanying prospectus supplement for a more detailed discussion of the rules applicable to Non-U.S. Holders of the notes.

As discussed under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement, Section 871(m) of the Code and Treasury regulations promulgated thereunder (“Section 871(m)”) generally impose a 30% withholding tax on dividend equivalents paid or deemed paid to Non-U.S. Holders with respect to certain financial instruments linked to U.S. equities (“U.S. Underlying Equities”) or indices that include U.S. Underlying Equities. Section 871(m) generally applies to instruments that substantially replicate the economic performance of one or more U.S. Underlying Equities, as determined based on tests set forth in the applicable Treasury regulations (a “Specified Security”). However, the regulations, as modified by an Internal Revenue Service (“IRS”) notice, exempt financial instruments issued prior to January 1, 2021 that do not have a “delta” of one. Based on the terms of the notes and representations provided by us, our counsel is of the opinion that the notes should not be treated as transactions that have a “delta” of one within the meaning of the regulations with respect to any U.S. Underlying Equity and, therefore, should not be Specified Securities subject to withholding tax under Section 871(m).

A determination that the notes are not subject to Section 871(m) is not binding on the IRS, and the IRS may disagree with this treatment. Moreover, Section 871(m) is complex and its application may depend on your particular circumstances. For example, if you enter into other transactions relating to a U.S. Underlying Equity, you could be subject to withholding tax or income tax liability under Section 871(m) even if the notes are not Specified Securities subject to Section 871(m) as a general matter. You should consult your tax adviser regarding the potential application of Section 871(m) to the notes.

This information is indicative and will be updated in the final pricing supplement or may otherwise be updated by us in writing from time to time. Non-U.S. Holders should be warned that Section 871(m) may apply to the notes based on circumstances as of the pricing date for the notes and, therefore, it is possible that the notes will be subject to withholding tax under Section 871(m).

Citigroup Global Markets Holdings Inc.

If withholding tax applies to the notes, we will not be required to pay any additional amounts with respect to amounts withheld.

FATCA. You should review the section entitled “United States Federal Tax Considerations—FATCA” in the accompanying prospectus supplement regarding withholding rules under the “FATCA” regime. The discussion in that section is hereby modified to reflect regulations proposed by the U.S. Treasury Department indicating an intent to eliminate the requirement under FATCA of withholding on gross proceeds of the disposition of affected financial instruments. The U.S. Treasury Department has indicated that taxpayers may rely on these proposed regulations pending their finalization.

You should read the section entitled “United States Federal Tax Considerations” in the accompanying prospectus supplement and the discussion under “United States Federal Tax Considerations—Tax Consequences to Non-U.S. Holders—Possible Withholding Under Section 871(m) of the Code” in the accompanying product supplement. The preceding discussion, when read in combination with those sections, constitutes the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of owning and disposing of the notes.

You should also consult your tax adviser regarding all aspects of the U.S. federal tax consequences of an investment in the notes and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Supplemental Plan of Distribution

CGMI, an affiliate of Citigroup Global Markets Holdings Inc. and the underwriter of the sale of the notes, is acting as principal and will receive an underwriting fee of up to $22 for each note sold in this offering. The actual underwriting fee will be equal to the selling concession provided to selected dealers, as described in this paragraph. From this underwriting fee, CGMI will pay selected dealers not affiliated with CGMI a variable selling concession of up to $22 for each note they sell.

See “Plan of Distribution; Conflicts of Interest” in the accompanying product supplement and “Plan of Distribution” in each of the accompanying prospectus supplement and prospectus for additional information.

Valuation of the Notes

CGMI calculated the estimated value of the notes set forth on the cover page of this pricing supplement based on proprietary pricing models. CGMI’s proprietary pricing models generated an estimated value for the notes by estimating the value of a hypothetical package of financial instruments that would replicate the payout on the notes, which consists of a fixed-income bond (the “bond component”) and one or more derivative instruments underlying the economic terms of the notes (the “derivative component”). CGMI calculated the estimated value of the bond component using a discount rate based on our internal funding rate. CGMI calculated the estimated value of the derivative component based on a proprietary derivative-pricing model, which generated a theoretical price for the instruments that constitute the derivative component based on various inputs, including the factors described under “Summary Risk Factors—The value of the notes prior to maturity will fluctuate based on many unpredictable factors” in this pricing supplement, but not including our or Citigroup Inc.’s creditworthiness. These inputs may be market-observable or may be based on assumptions made by CGMI in its discretionary judgment.

The estimated value of the notes is a function of the terms of the notes and the inputs to CGMI’s proprietary pricing models. As of the date of this preliminary pricing supplement, it is uncertain what the estimated value of the notes will be on the pricing date because it is uncertain what the values of the inputs to CGMI’s proprietary pricing models will be on the pricing date.

For a period of approximately three months following issuance of the notes, the price, if any, at which CGMI would be willing to buy the notes from investors, and the value that will be indicated for the notes on any brokerage account statements prepared by CGMI or its affiliates (which value CGMI may also publish through one or more financial information vendors), will reflect a temporary upward adjustment from the price or value that would otherwise be determined. This temporary upward adjustment represents a portion of the hedging profit expected to be realized by CGMI or its affiliates over the term of the notes. The amount of this temporary upward adjustment will decline to zero on a straight-line basis over the three-month temporary adjustment period. However, CGMI is not obligated to buy the notes from investors at any time. See “Summary Risk Factors—The notes will not be listed on any securities exchange and you may not be able to sell them prior to maturity.”

Certain Selling Restrictions

Hong Kong Special Administrative Region

The contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been reviewed by any regulatory authority in the Hong Kong Special Administrative Region of the People’s Republic of China (“Hong Kong”). Investors are advised to exercise caution in relation to the offer. If investors are in any doubt about any of the contents of this pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus, they should obtain independent professional advice.

The notes have not been offered or sold and will not be offered or sold in Hong Kong by means of any document, other than

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(i)	to persons whose ordinary business is to buy or sell shares or debentures (whether as principal or agent); or

(ii)	to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong (the “Securities and Futures Ordinance”) and any rules made under that Ordinance; or

(iii)	in other circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

There is no advertisement, invitation or document relating to the notes which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made under that Ordinance.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits and are not covered by the Hong Kong Deposit Protection Scheme.

Singapore

This pricing supplement and the accompanying product supplement, underlying supplement, prospectus supplement and prospectus have not been registered as a prospectus with the Monetary Authority of Singapore, and the notes will be offered pursuant to exemptions under the Securities and Futures Act, Chapter 289 of Singapore (the “Securities and Futures Act”). Accordingly, the notes may not be offered or sold or made the subject of an invitation for subscription or purchase nor may this pricing supplement or any other document or material in connection with the offer or sale or invitation for subscription or purchase of any notes be circulated or distributed, whether directly or indirectly, to any person in Singapore other than (a) to an institutional investor pursuant to Section 274 of the Securities and Futures Act, (b) to a relevant person under Section 275(1) of the Securities and Futures Act or to any person pursuant to Section 275(1A) of the Securities and Futures Act and in accordance with the conditions specified in Section 275 of the Securities and Futures Act, or (c) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the Securities and Futures Act. Where the notes are subscribed or purchased under Section 275 of the Securities and Futures Act by a relevant person which is:

(a)	a corporation (which is not an accredited investor (as defined in Section 4A of the Securities and Futures Act)) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or

(b)	a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an individual who is an accredited investor, securities (as defined in Section 239(1) of the Securities and Futures Act) of that corporation or the beneficiaries’ rights and interests (howsoever described) in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the relevant securities pursuant to an offer under Section 275 of the Securities and Futures Act except:

(i)	to an institutional investor or to a relevant person defined in Section 275(2) of the Securities and Futures Act or to any person arising from an offer referred to in Section 275(1A) or Section 276(4)(i)(B) of the Securities and Futures Act; or

(ii)	where no consideration is or will be given for the transfer; or

(iii)	where the transfer is by operation of law; or

(iv)	pursuant to Section 276(7) of the Securities and Futures Act; or

(v)	as specified in Regulation 32 of the Securities and Futures (Offers of Investments) (Shares and Debentures) Regulations 2005 of Singapore.

Any notes referred to herein may not be registered with any regulator, regulatory body or similar organization or institution in any jurisdiction.

The notes are Specified Investment Products (as defined in the Notice on Recommendations on Investment Products and Notice on the Sale of Investment Product issued by the Monetary Authority of Singapore on 28 July 2011) that is neither listed nor quoted on a securities market or a futures market.

Non-insured Product: These notes are not insured by any governmental agency. These notes are not bank deposits. These notes are not insured products subject to the provisions of the Deposit Insurance and Policy Owners’ Protection Schemes Act 2011 of Singapore and are not eligible for deposit insurance coverage under the Deposit Insurance Scheme.

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Contact

Clients may contact their local brokerage representative. Third-party distributors may contact Citi Structured Investment Sales at (212) 723-7005.

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